Exhibit 1(i) under Form N-1A
                                            Exhibit 3(a) under Item 601/Reg. S-K

                               COURT STREET FUNDS

                                Amendment No. 1
                              DECLARATION OF TRUST
                            dated September 1, 1995


     THIS Declaration of Trust is amended as follows:

   Delete the first paragraph of Section 5 in Article III and substitute in its place the following:

        Section 5.  Establishment and Designation of Series or Class.

        Without limiting the authority of the Trustees set forth in Article XII, Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series of the Trust shall be and is established and designated as Pennsylvania Intermediate Municipal Bond Fund.

     The undersigned Secretary of Court Street Funds hereby certifies that the above stated Amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Board of Trustees of the Trust as of the 20th day of October, 1995.

     WITNESS the due execution hereof this 23rd day of October, 1995.


                                     /s/ C. Grant Anderson
                                     C. Grant Anderson